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                                                                   Exhibit 1.3

                          FLORIDA SAVINGS BANCORP, INC.

                                Up to $5,000,000
                            4% Convertible Debentures
                               Due March 31, 2009

                           SELECTED DEALERS' AGREEMENT
                           ---------------------------


Gentlemen:

     Kendrick, Pierce Securities, Inc. ("Kendrick, Pierce") has agreed to assist Florida Savings Bancorp, Inc., a Florida corporation (the "Company"), on a best efforts basis in the Company's offering for sale of a minimum of $2,000,000 and a maximum of $5,000,000 of the 4% Convertible Debentures Due March 31, 2009 (the "Debentures"), in an initial public offering (the "Offering") at a price of $1,000 per Debenture.

     The Offering is being conducted in accordance with the rules and regulations of the U. S. Securities and Exchange Commission (the "SEC"). The Debentures and certain of the terms on which they are being offered are more fully described in the enclosed final Prospectus dated _____ ___, 2002 (the "Prospectus").

     On behalf of the Company and subject to the terms and conditions contained herein, we are offering to certain dealers (the "Selected Dealers") the opportunity to offer a part of the Debentures to your customers and will pay you a fee in the amount of four percent (4.0%) of the total purchase price of the Debentures sold by you to your customers. This offer is made only to Selected Dealers actually engaged in the investment banking or securities business and who are either (i) broker-dealers in good standing of the National Association of Securities Dealers, Inc. (the "NASD") and in compliance with the net capital requirements of Rule 15c3-1 promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"), or (ii) Selected Dealers with their principal places of business located outside the United States, its territories and its possessions and who are not registered as brokers or dealers under the 1934 Act, and who hereby affirm their agreement not to make any sales within the United States, its territories or its possessions or to persons who are nationals thereof or residents therein. Each Selected Dealer agrees to comply with the Conduct Rules of the NASD (including in particular Rules 2730, 2740, 2420 and 2750 thereof), and, if any such Selected Dealer is a foreign dealer and not a member of the NASD, such Selected Dealer also hereby affirms its agreement to comply with the NASD's interpretation with respect to free-riding and withholding; to comply, as though it were a member of the NASD, with the provisions of Rules 2730 and 2750; and to comply with Rule 2420 as that Rule applies to non-member broker-dealers.

     Kendrick, Pierce and the Company will instruct the Selected Dealers as to the number of Debentures to be allocated to each Selected Dealer. Only at the direction of Kendrick, Pierce and the Company and upon allocation of Debentures to Selected Dealers may Selected Dealers take indications of interest and subscriptions from their customers. Indications of interest and subscriptions may be taken only in the manner described herein.


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     As described more fully below, subscriptions for Debentures will be strictly subject to confirmation and Kendrick, Pierce and the Company reserve the right in our absolute discretion to reject any subscription, in whole or in part, and to accept or reject subscriptions in the order of their receipt or otherwise, and to allot. No person may purchase less than $10,000 of Debentures, nor may own or acquire, or through the purchase of Debentures have the right to own or acquire, more than 9.9% of the Company's common stock.

     Neither you nor any other person is authorized by the Company or by Kendrick, Pierce to give any information or make any representations other than those contained in the Prospectus in connection with the sale of any of the Debentures. No Selected Dealer is authorized to act as agent for Kendrick, Pierce when offering the Debentures to the public or otherwise.

     Kendrick, Pierce and each Selected Dealer assisting in selling Debentures pursuant hereto agree to comply with the applicable requirements of the 1934 Act and applicable state rules and regulations. In addition, Kendrick, Pierce and each Selected Dealer confirm that the SEC interprets Rule 15c2-8 promulgated under the 1934 Act as requiring that a Prospectus be supplied to each person who is expected to receive a confirmation of sale forty-eight (48) hours prior to delivery of such person's confirmation.

     During the Offering, Selected Dealers may only solicit indications of interest from their customers to subscribe for Debentures as of a certain date (the "Order Date"). When and if the Company and Kendrick, Pierce believe that enough indications of interest from Selected Dealers and other subscriptions have been received to consummate the Offering, Kendrick, Pierce will request, as of the Order Date, Selected Dealers to submit subscriptions for purchase of Debentures for which they have previously received indications of interest from their customers, which subscriptions will be accepted or rejected, in whole or in part, in the discretion of the Company or Kendrick, Pierce. Selected Dealers will be notified of the acceptance or rejection of their customers' subscriptions on the next business day after the Order Date. Selected Dealers will send confirmations of the subscriptions to those customers whose subscriptions are accepted on the next business day after receipt of notice of acceptance, and will debit the accounts of their customers on the date that is three (3) business days from the Order Date (the "Settlement Date"). On the Settlement Date, funds received by Selected Dealers must be immediately remitted to the Company's escrow agent, SunTrust Bank. It is anticipated that the initial closing of the Offering will be the Settlement Date. Following the initial closing, the Company may continue the Offering and accept additional subscriptions for Debentures, up to the maximum Offering amount of $5,000,000, in which case the procedures described above will apply. Funds will be returned promptly, with interest, in the event the Offering is not consummated.

     Upon the Company's receipt of payment, we will remit to you the indicated fee within forty-eight (48) hours of receipt of all fees due to us.

     Unless earlier terminated by us, this Agreement shall terminate sixty (60) business days after the date hereof, but may be extended by us for an additional period or periods not exceeding one hundred and twenty (120) business days in the aggregate. We may terminate this Agreement or any provisions hereof at any time by written or telegraphic notice to you. Of course, our obligations hereunder are subject to the successful completion of the Offering.


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     Upon request, we will inform you as the states in which the Company has advised us that the Debentures have been qualified for sale under, or are exempt from the requirements of, the respective Blue Sky laws of such states, but we assume no responsibility or obligation as to your rights to sell Debentures in any state. You agree that at any time or times prior to the termination of this Agreement you will, promptly upon our request, report to us the number of Debentures for which indications of interest or subscriptions, as applicable, were received by you under this Agreement and the states in which the subscribers reside.

     We shall be under no liability to you or your customers with respect to the value, validity or form of the Debentures; for the delivery of certificates representing the Debentures; for the performance or lack thereof of any other person of any agreement on its part; for the qualification of the Debentures for sale under the laws of any jurisdiction; or for or with respect to any other matter in connection with this Agreement or the Offering of the Debentures, except for a lack of good faith and for obligations expressly assumed by us in this Agreement.

     On behalf of the Company, we shall act as its representative under this Agreement and shall have full authority to take such action as we may deem advisable in respect of all matters pertaining to the Offering. Nothing contained in this paragraph is intended to operate as, and the provisions of the paragraph shall not in any way whatsoever constitute, a waiver of compliance by you with any provisions of the Securities Act of 1933, as amended (the "1933 Act"), or of the rules and regulations of the SEC issued under the 1933 Act and the 1934 Act. Nothing in this Agreement shall authorize you to act as agent for either the Company or Kendrick, Pierce.

     We hereby confirm we will make available to you from time to time such number of copies of the Prospectus (as amended or supplemented) as you may reasonably request for the purposes contemplated by the 1933 Act or the 1934 Act or the applicable rules and regulations of the SEC thereunder.

     Any notice from us to you shall be deemed to have been duly given if mailed or sent to you by facsimile transmission to you at the address and facsimile number set forth on the following page.

     This Agreement shall be governed by the laws of the State of Florida. This Agreement sets forth the entire agreement and understanding of the parties hereto and supersedes all prior agreements and understandings related to the subject matter hereof, and this Agreement may not be modified or amended or any term or provision hereof waived or discharged except in writing signed by the party against whom such amendment, modification, waiver or discharge is sought to be enforced. All of the terms of this Agreement shall be binding upon and inure to the benefit of the respective successors, legal representatives and permitted assigns of the parties hereto; provided, however, that none of the parties hereto can assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute the same agreement.


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     Please confirm your agreement hereto by telecopying to (813) 251-3383 or otherwise delivering at once your signed acceptance to us at 324 South Hyde Park Avenue, Suite 202, Tampa, Florida 33606.

                                           Very truly yours,

                                           KENDRICK, PIERCE SECURITIES, INC.




                                           By:_________________________________

                                              Name:____________________________

                                              Title:___________________________


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ACCEPTANCE
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         We hereby confirm our agreement to all the terms and conditions stated
in the foregoing letter. We acknowledge receipt of the Prospectus relating to the above Debentures, and we further state that we have relied upon said Prospectus and no other statement whatsoever, written or oral. We represent that we are actually engaged in the investment banking or securities business and are
(a) either (i) broker-dealer members in good standing of the NASD and in compliance with the net capital requirements of Rule 15c3-1 promulgated under the 1934 Act, or (ii) Selected Dealers with their principal places of business located outside the United States, its territories and its possessions, who are not registered as brokers or dealers under the 1934 Act, and who agree not to make any sales within the United States, its territories or its possessions or to persons who are nationals thereof or residents therein; (b) registered as a broker-dealer under the 1934 Act; and (c) qualified to act as a dealer in the states or jurisdictions in which we will offer or sell the Debentures; and that we will maintain such membership, registration and qualifications in full force and effect and in good standing throughout the term of this Agreement and will comply with all applicable federal laws including, but not limited to, the 1933 Act, the 1934 Act, and the SEC rules and regulations, and the laws of the states or other jurisdictions in which Debentures may be offered or sold by us. We agree to comply with the provisions of the Conduct Rules of the NASD (including, in particular, Rules 2420, 2730, 2740 and 2750 thereof), and if we are a foreign dealer and not a member of the NASD, also agree to comply with the NASD's interpretation with respect to free-riding and withholding, to comply, as though it were a member of the NASD, with the provisions of Rules 2730 and 2750, and to comply with Rule 2420 thereof as that Rule applies to non-member foreign broker-dealers. We agree that we will not offer or sell the Debentures in any state or other jurisdiction except those in which the Debentures have been qualified or qualification is not required.





                                        _______________________________________
                                          (Please print or type name of firm)



Dated:_____________________________     By:____________________________________

                                           Name:_______________________________

                                           Title:______________________________


                                        Address: ______________________________

                                                 ______________________________

                                                 ______________________________

                                                 ______________________________


                                        Facsimile no.: ________________________


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